CONTACT:

Investors/Media	Investors
Blaine Davis	Jonathan Neely
(484) 216-7158	(484) 216-6645

ENDO REPORTS FIRST QUARTER FINANCIAL RESULTS

•	Total quarterly revenues of $709 million, increased by 3 percent versus prior year.

•	First quarter reported diluted (GAAP) EPS of $0.14.

•	First quarter adjusted diluted EPS of $1.09 increased by 25 percent versus prior year.

•	Company continues to expect 2013 revenues in the range of $2.80 billion to $2.95 billion.

•	Company now expects reported diluted (GAAP) EPS in the range of $2.10 to $2.40.

•	Company continues to expect 2013 adjusted diluted EPS in the range of $4.40 to $4.70.

MALVERN, Pa., May 7, 2013-- Endo Health Solutions (Nasdaq: ENDP) today reported first quarter 2013 total revenues of $709 million, compared to $691 million for the same quarter of 2012. Endo reported first quarter 2013 net income of $15 million, compared to a reported net loss of $87 million for the comparable 2012 period. Reported net income for the period includes a charge for the amount of $68 million for the period to reflect the impact of an accrual for certain product liability claims.
As detailed in the supplemental financial information below, adjusted net income for the three months ended March 31, 2013 was $123 million, compared to $106 million for the same period in 2012. Reported diluted EPS for the first quarter 2013 was $0.14, compared to a $0.75 loss per share for the first quarter of 2012. Adjusted diluted EPS was $1.09 compared to $0.87 for the same period in 2012.
“2013 is a year of transition for Endo as we begin to manage the entry of generic competition for LIDODERM® and navigate through the headwinds that we have faced recently, including those with OPANA® ER. I continue to be very optimistic about the future of Endo,” said Rajiv De Silva, president and CEO of Endo. “Since joining the company I have focused on assessing our current strategy and operations with a view to identifying our best opportunities for growth and improving profitability. I look forward to sharing these plans in the months ahead.”

FINANCIAL PERFORMANCE AT A GLANCE

($ in thousands, except per share amounts)
	1st Quarter
	2013	2012	Change
Total Revenues	$708,519	$690,633	3%
Reported Net Income	$15,349	$(87,345)	NM
Reported Diluted EPS	$0.14	$(0.75)	NM
Adjusted Net Income	$123,238	$106,300	16%
Adjusted Diluted EPS	$1.09	$0.87	25%
ENDO PHARMACEUTICALS
First quarter 2013 branded pharmaceutical revenues were $358 million, a 2 percent decrease compared to first quarter 2012 branded pharmaceutical revenues. This decline was primarily attributable to the decrease in net sales of LIDODERM. First quarter 2013 net sales of LIDODERM decreased 11 percent compared to first quarter 2012. This decrease is primarily attributable to the company's previously announced Supply Agreement with Actavis. As part of that agreement, Endo is providing, at no cost, $12 million per month of branded LIDODERM (valued at equivalent wholesale acquisition cost) to the wholesale affiliate of Actavis for its distribution.
First quarter 2013 net sales of OPANA ER decreased 31 percent compared to first quarter 2012. This decrease is primarily attributable to a supply disruption at the end of first quarter 2012 that led some patients to switch to other pain relief products. In addition, the brand is now subject to the headwinds of a non-AB rated generic that launched in January 2013.
In Aug. 2012, Endo filed a Citizen Petition requesting, in part, that FDA determine that the discontinued formulation of OPANA ER was withdrawn from the market for reasons of safety. In Nov. 2012, the company supplemented this Citizen Petition to include emerging safety data that the company believes suggests that the first quarter 2012 introduction of the reformulated OPANA ER designed to be crush-resistant is substantially reducing rates of abuse. More recent data from an ongoing epidemiology study were submitted to the Citizen Petition docket in March 2013. These data indicate that per 100,000 prescriptions dispensed, the past 30-day abuse rate of crush-resistant OPANA ER was 79 percent lower than the abuse rate of generic versions of extended-release oxymorphone that were on the market in 2012. The FDA is expected to respond to this Citizen Petition on May 10.

First quarter 2013 net sales of Voltaren® Gel were $36 million. The company did not report any sales of Voltaren Gel during first quarter 2012 as the product was affected by the Novartis plant closure in Lincoln, Neb. The return to prescription growth for Voltaren Gel has been strong and first quarter 2013 total prescription volume achieved a record high for the product.
First quarter 2013 net sales of FORTESTA® Gel increased 152 percent compared to first quarter 2012. This increase was primarily attributable to improved formulary access that facilitated a significant year-over-year increase in total prescription volumes for the product.
QUALITEST
First quarter 2013 generic product net sales of $178 million represent an increase of 23 percent compared to first quarter 2012. This increase was primarily attributable to strong demand for Qualitest's diversified product portfolio and some benefit from favorable pricing. In addition to prioritizing sales growth, Qualitest continues to focus on additional process improvements and increased efficiencies in order to enhance profitability.
In March 2013, Qualitest received through its partner, Alembic Pharmaceuticals Limited, FDA approval of Valsartan/HCTZ Tablets. Total combined branded and generic sales for Valsartan/HCTZ Tablets in the U.S. for the 12 months ended Dec. 31, 2012 were approximately $1.7 billion, according to IMS Health.
AMS
First quarter 2013 sales of Devices were $123 million, a reported decrease of 6 percent, at current exchange rates, compared to first quarter 2012. This decrease is primarily attributable to a decrease in U.S.-based sales. First quarter 2013 International-based sales of AMS products increased approximately 3 percent compared to first quarter 2012.
The decrease in U.S.-based sales is primarily attributable to a continued decline in Women's Health sales, which decreased 16 percent in the first quarter 2013, compared to the same period last year. The decrease in Women's Health sales is attributable to year-over-year declines in U.S.-based procedural volumes reflecting recent industry shifts following the FDA's September 2011 advisory committee meeting regarding the use of surgical mesh in pelvic organ prolapse. AMS remains focused on educational activities as part of an overall effort to continue to encourage patients and physicians to discuss the risks and benefits of AMS's surgical mesh devices as an important treatment option for patients who suffer from stress urinary incontinence and pelvic organ prolapse.
First quarter 2013 sales of AMS's benign prostatic hyperplasia (BPH) business decreased 8 percent compared to first quarter 2012. This decrease is primarily attributable to lower sales of GreenLight™ consoles and was partially offset by an increase in GreenLight fiber sales. First quarter 2013 Men's Health sales increased slightly compared to first quarter 2012.
HEALTHTRONICS
First quarter 2013 Services sales of $50 million decreased 3 percent compared to first quarter 2012. This decrease in sales is primarily attributable to decreased volumes in lithotripsy services and prostate services.

2013 Financial Guidance
Endo's estimates are based on estimated results for the twelve months ended Dec. 31, 2013 and management's current belief about prescription trends, pricing levels, inventory levels and the anticipated timing of future product launches and events. The company's guidance for reported (GAAP) earnings per share does not include any estimates for potential new corporate development transactions. For the full twelve months ended Dec. 31, 2013, at current exchange rates, Endo estimates:

•	Total revenue to be between $2.80 billion and $2.95 billion

•	Reported (GAAP) diluted earnings per share to be between $2.10 and $2.40

•	Adjusted diluted earnings per share to be between $4.40 and $4.70
The company's 2013 guidance is based on certain assumptions including:

•	Adjusted gross margin of between 64 percent and 66 percent

•	Adjusted effective tax rate of between 28.5 percent and 29.5 percent

•
The company assumes the availability of a non-AB rated, full-line generic extended-release oxymorphone for the first six months of 2013. The company further assumes no generic competition thereafter due to the anticipated outcome of an FDA decision in May 2013 that could remove generic formulations of non-tamper-resistant extended-release oxymorphone from the market. Consistent with its Citizen's Petition, the company continues to believe that sufficient evidence exists to support a determination by FDA that the old formulation of OPANA ER was discontinued for reasons of safety, which serves the public health. The company's expected revenues for 2013 reflect a reduction in 2013 OPANA ER net sales of 20% versus 2012 net sales, due to the effect of potential erosion in market share from the single, non-AB-rated generic competitor that launched in Jan. 2013 combined with the impact of recent prescription trends reflecting flat market share.

•	The company continues to expect a single generic competitor for LIDODERM in September 2013 as a result of a previously announced settlement agreement with Actavis (formerly Watson Pharmaceuticals).
Balance Sheet Update
During the first quarter of 2013, Endo made payments of approximately $100 million to reduce the outstanding principal of term loan debt associated with the acquisition of AMS. This brings the total repayments on this debt to approximately $752 million, inclusive of approximately $638 million in cumulative voluntary prepayments, through first quarter of 2013.

Conference Call Information
Endo will conduct a conference call with financial analysts to discuss this news release today at 8:30 a.m. ET. Investors and other interested parties may call 800-510-9691 (domestic) or +1 617-614-3453 (international) and enter passcode 52909269. Please dial in 10 minutes prior to the scheduled start time.
A replay of the call will be available from May 7, 2013 at 10:30 a.m. ET until 11:59 p.m. ET on May 21, 2013 by dialing 888-286-8010 (domestic) or +1 617-801-6888 (international) and entering passcode 84659236.
A simultaneous webcast of the call can be accessed by visiting www.endo.com. In addition, a replay of the webcast will be available until 11:59 p.m. ET on May 21, 2013. The replay can be accessed by clicking on “Events” in the Investor Relations section of the website.

Supplemental Financial Information
The following tables provide a reconciliation of our reported (GAAP) statements of operations to our adjusted statements of operations (Non-GAAP) for each of the three months ended March 31, 2013 and 2012 (in thousands, except per share data):

Three Months Ended March 31, 2013 (unaudited)	Actual Reported (GAAP)	Adjustments		Non-GAAP Adjusted
REVENUES	$708,519	$—		$708,519

COSTS AND EXPENSES:
Cost of revenues	285,926	(46,526)	(1)	239,400
Selling, general and administrative	236,382	(21,883)	(2)	214,499
Research and development	41,569	(5,815)	(3)	35,754
Litigation-related and other contingencies	68,232	(68,232)	(4)	—
Asset impairment charges	1,100	(1,100)	(5)	—
Acquisition-related and integration items, net	1,318	(1,318)	(6)	—
OPERATING INCOME	$73,992	$144,874		$218,866
INTEREST EXPENSE, NET	44,303	(5,450)	(7)	38,853
NET LOSS ON EXTINGUISHMENT OF DEBT	11,312	(11,312)	(8)	—
OTHER (INCOME) EXPENSE, NET	(18,168)	19,227	(9)	1,059
INCOME BEFORE INCOME TAX	$36,545	$142,409		$178,954
INCOME TAX	9,942	34,520	(10)	44,462
CONSOLIDATED NET INCOME	$26,603	$107,889		$134,492
Less: Net income attributable to noncontrolling interests	11,254	—		11,254
NET INCOME ATTRIBUTABLE TO ENDO HEALTH SOLUTIONS INC.	$15,349	$107,889		$123,238
DILUTED EARNINGS PER SHARE	$0.14			$1.09
DILUTED WEIGHTED AVERAGE SHARES	113,189			113,189
Notes to reconciliation of our GAAP statements of operations to our adjusted statements of operations:

(1)
To exclude amortization of commercial intangible assets related to marketed products of $46,189 and certain separation benefits and other costs incurred in connection with continued efforts to enhance the company's operations.

(2)
To exclude certain separation benefits and other costs incurred in connection with continued efforts to enhance the company's operations, amortization of customer relationships and mesh litigation-related defense costs.

(3)	To exclude milestone payments to partners and certain separation benefits and other costs incurred in connection with continued efforts to enhance the company's operations.

(4)	To exclude the net impact of accruals primarily for mesh-related product liability.

(5)	To exclude asset impairment charges.

(6)	To exclude acquisition-related and integration costs and a small loss recorded to reflect the change in fair value of the contingent consideration associated with the Qualitest acquisition.

(7)	To exclude additional interest expense as a result of the prior adoption of ASC 470-20.

(8)
To exclude the unamortized debt issuance costs written off and recorded as a net loss on extinguishment of debt upon our March 2013 prepayment on our Term Loan indebtedness as well as upon the amendment and restatement of our existing credit facility.

(9)	To exclude patent litigation settlement income.

(10)	To reflect the cash tax savings results from our recent acquisitions and the tax effect of the pre-tax adjustments above at applicable tax rates.

Three Months Ended March 31, 2012 (unaudited)	Actual Reported (GAAP)	Adjustments		Non-GAAP Adjusted
REVENUES	$690,633	$—		$690,633

COSTS AND EXPENSES:
Cost of revenues	364,820	(161,238)	(1)	203,582
Selling, general and administrative	254,454	(13,867)	(2)	240,587
Research and development	88,688	(46,972)	(3)	41,716
Asset impairment charges	40,000	(40,000)	(4)	—
Acquisition-related and integration items, net	3,749	(3,749)	(5)	—
OPERATING (LOSS) INCOME	$(61,078)	$265,826		$204,748
INTEREST EXPENSE, NET	46,896	(4,976)	(6)	41,920
NET LOSS ON EXTINGUISHMENT OF DEBT	5,426	(5,426)	(7)	—
OTHER EXPENSE, NET	451	—		451
(LOSS) INCOME BEFORE INCOME TAX	$(113,851)	$276,228		$162,377
INCOME TAX	(39,326)	82,583	(8)	43,257
CONSOLIDATED NET (LOSS) INCOME	$(74,525)	$193,645		$119,120
Less: Net income attributable to noncontrolling interests	12,820	—		12,820
NET (LOSS) INCOME ATTRIBUTABLE TO ENDO HEALTH SOLUTIONS INC.	$(87,345)	$193,645		$106,300
DILUTED (LOSS) EARNINGS PER SHARE	$(0.75)			$0.87
DILUTED WEIGHTED AVERAGE SHARES	117,052			122,591
Notes to reconciliation of our GAAP statements of operations to our adjusted statements of operations:

(1)
To exclude amortization of commercial intangible assets related to marketed products of $50,603, the impact of inventory step-up recorded as part of acquisition accounting and certain milestone payments and receipts, the accrual for the payment to Impax related to sales of OPANA ER of $110,000 and certain separation benefits and other costs incurred in connection with continued efforts to enhance the company’s operations.

(2)	To exclude certain separation benefits and other costs incurred in connection with continued efforts to enhance the company’s operations and amortization of customer relationships.

(3)	To exclude milestone and upfront payments to partners.

(4)	To exclude asset impairment charges.

(5)
To exclude acquisition-related and integration costs and a small gain recorded to reflect the change in fair value of the contingent consideration associated with the Qualitest Pharmaceuticals acquisition.

(6)	To exclude additional interest expense as a result of the prior adoption of ASC 470-20.

(7)	To exclude the unamortized debt issuance costs written off and recorded as a loss on extinguishment of debt upon our 2012 prepayments on our Term Loan indebtedness.

(8)	To reflect the cash tax savings results from our recent acquisitions and the tax effect of the pre-tax adjustments above at applicable tax rates.

Non-GAAP Adjusted net income and its components and Non-GAAP Adjusted diluted EPS are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS. Despite the importance of these measures to management in goal setting and performance measurement, we stress that Non-GAAP Adjusted income and its components are Non-GAAP financial measures that have no standardized meaning prescribed by U.S. GAAP and, therefore, have limits in their usefulness to investors. Because of the non-standardized definitions, Non-GAAP Adjusted net income and its components (unlike U.S. GAAP net income and its components) may not be comparable to the calculation of similar measures of other companies. Non-GAAP Adjusted net income and its components are presented solely to permit investors to more fully understand how management assesses performance. See Endo's Current Report on Form 8-K filed today with the Securities and Exchange Commission for an explanation of Endo's reasons for using non-GAAP measures.
Reconciliation of Projected GAAP Diluted Earnings Per Share to Adjusted Diluted Earnings Per Share Guidance for 2013

	Year Ending
	December 31, 2013
Projected GAAP diluted income per common share	$2.10	To	$2.40
Upfront and milestone-related payments to partners	0.17		0.17
Amortization of commercial intangible assets and inventory step-up	1.65		1.65
Integration and restructuring charges	0.32		0.32
Charges for litigation and other legal matters	0.75		0.75
Actavis (Watson) litigation settlement	(0.38)		(0.38)
Interest expense adjustment for ASC 470-20 and other treasury related items	0.30		0.30
Tax effect of pre-tax adjustments at the applicable tax rates and certain other expected cash tax savings as a result of recent acquisitions	(0.51)		(0.51)
Diluted adjusted income per common share guidance	$4.40	To	$4.70
The company's guidance is being issued based on certain assumptions including:

•	Certain of the above amounts are based on estimates and there can be no assurance that Endo will achieve these results.

•	Includes all completed business development transactions as of May 7, 2013.
About Endo
Endo Health Solutions Inc. (Endo) is a US-based diversified healthcare company that is redefining healthcare value by finding solutions for the unmet needs of patients along care pathways for pain management, pelvic health, urology, endocrinology and oncology. Through our operating companies: Endo Pharmaceuticals, Qualitest, AMS and HealthTronics, Endo is dedicated to improving care through a combination of branded products, generics, devices, technology and services that creates maximum value for patients, providers and payers alike. Learn more at www.endo.com.

(Tables Attached)
The following tables present Endo's unaudited Net Revenues for the three months ended March 31, 2013 and 2012:
Endo Health Solutions Inc.
Net Revenues (unaudited)
(in thousands)

	Three Months Ended March 31,		Percent Growth
	2013	2012
Endo Pharmaceuticals:
LIDODERM®	$187,024	$210,014	(11)%
OPANA® ER	56,327	81,086	(31)%
Voltaren® Gel	36,110	—	NM
PERCOCET®	26,618	23,380	14%
FROVA®	13,777	15,644	(12)%
SUPPRELIN® LA	13,426	13,446	—%
VANTAS®	3,867	3,892	(1)%
VALSTAR®	5,415	6,236	(13)%
FORTESTA® Gel	14,654	5,822	152%
Other Branded Products	273	(265)	NM
Royalty and Other Revenue	98	4,319	(98)%
Total Endo Pharmaceuticals	$357,589	$363,574	(2)%
Total Qualitest	$178,253	$145,345	23%
American Medical Systems:
Men's Health	67,568	67,440	—%
Women's Health	28,604	33,898	(16)%
BPH Therapy	26,480	28,828	(8)%
Total AMS	122,652	130,166	(6)%
HealthTronics	50,025	51,548	(3)%
Total Revenue	708,519	690,633	3%

The following table presents unaudited condensed consolidated Balance Sheet data at March 31, 2013 and Dec. 31, 2012:

	March 31, 2013	December 31, 2012
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$340,517	$547,916
Accounts receivable	711,193	690,850
Inventories, net	384,757	357,638
Other assets	362,552	372,830
Total current assets	$1,799,019	$1,969,234
PROPERTY, PLANT AND EQUIPMENT, NET	382,245	385,668
GOODWILL	2,017,363	2,014,351
OTHER INTANGIBLES, NET	2,058,398	2,098,973
OTHER ASSETS	95,477	100,333
TOTAL ASSETS	$6,352,502	$6,568,559
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$1,349,021	$1,587,827
Other current liabilities	73,162	140,193
Total current liabilities	$1,422,183	$1,728,020
DEFERRED INCOME TAXES	493,152	516,565
LONG-TERM DEBT, LESS CURRENT PORTION, NET	3,006,062	3,037,947
OTHER LIABILITIES	259,368	152,821
STOCKHOLDERS' EQUITY:
Total Endo Health Solutions Inc. stockholders’ equity	$1,114,371	$1,072,856
Noncontrolling interests	57,366	60,350
Total stockholders’ equity	$1,171,737	$1,133,206
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$6,352,502	$6,568,559

The following table presents unaudited condensed consolidated Statement of Cash Flow data for the three months ended March 31, 2013 and 2012:

	Three Months Ended March 31,
	2013	2012
OPERATING ACTIVITIES:
Consolidated net income (loss)	$26,603	$(74,525)
Adjustments to reconcile consolidated net income to Consolidated net income (loss)
Depreciation and amortization	66,819	66,957
Stock-based compensation	15,331	14,518
Amortization of debt issuance costs and premium / discount	9,776	7,868
Other	22,122	20,982
Changes in assets and liabilities which used cash	(199,398)	(48,862)
Net cash used in operating activities	(58,747)	(13,062)
INVESTING ACTIVITIES:
Purchases of property, plant and equipment, net	(23,645)	(28,921)
Acquisitions, net of cash acquired	(3,645)	—
Other	(10,000)	(5,000)
Net cash used in investing activities	(37,290)	(33,921)
FINANCING ACTIVITIES:
Issuance of common stock from treasury, net of (purchases)	1,557	(31,588)
Cash distributions to noncontrolling interests	(12,832)	(13,120)
Principal (payments) borrowings on indebtedness, net	(99,777)	(219,502)
Exercise of Endo Health Solutions Inc. stock options	12,826	9,543
Other	(12,724)	2,545
Net cash used in financing activities	(110,950)	(252,122)
Effect of foreign exchange rate	(412)	(212)
NET DECREASE IN CASH AND CASH EQUIVALENTS	(207,399)	(299,317)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	547,916	547,620
CASH AND CASH EQUIVALENTS, END OF PERIOD	$340,517	$248,303

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plan,” “will,” “may,” “look forward,” “intend,” “guidance,” “future” or similar expressions are forward-looking statements. Because these statements reflect our current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties. Investors should note that many factors, as more fully described under the caption “Risk Factors” in our Form 10-K, Form 10-Q and Form 8-K filings with the Securities and Exchange Commission and as otherwise enumerated herein or therein, could affect our future financial results and could cause our actual results to differ materially from those expressed in forward-looking statements contained in our Annual Report on Form 10-K. The forward-looking statements in this press release are qualified by these risk factors. These are factors that, individually or in the aggregate, could cause our actual results to differ materially from expected and historical results. We assume no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.
#####